Filed Under Rule 424(b)(3)
                        Registration Statement No. 333-27487





                    PROSPECTUS SUPPLEMENT

                             TO

                PROSPECTUS DATED MAY 22, 1997

                             OF

              PAREXEL INTERNATIONAL CORPORATION










     This Prospectus Supplement supplements the Prospectus dated May 22, 1997 (the "Prospectus") of PAREXEL International Corporation (the "Company") relating to the resale of up to 106,769 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which Prospectus was filed as a part of the Company's Registration Statement on Form S-3 No. 333-27487.







 The date of this Prospectus Supplement is December 4, 1997
     In connection with the transfer by Dr. Richard Kay of a portion of his shares of Common Stock of the Company to his wife, Ms. Janet Kay, the "Selling Stockholders" section of the Prospectus is hereby amended and restated in its entirety to include certain updated information:

                    SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Shares as of December 3, 1997 and the number of Shares which may be offered for the account of the Selling Stockholders or their transferees or distributees from time to time. The shares may be offered from time to time by the Selling Stockholders. Because the Selling Stockholders may sell all or any part of their Shares pursuant to this Prospectus, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders upon termination of this offer. See "Plan of Distribution."

                         Shares      Shares offered      Shares
                         owned         pursuant to        owned
                    before offering       this            after
                                       Prospectus     offering (1)

Selling Stockholders   Number  Percent  Number Percent Number  Percent
                                (2)             (2)              (2)
Walter Leroy Hill, as  139,493   *     69,747    *     69,746    *
Trustee of the
Walter L. Hill
Revocable Trust
u/d/t Dated June
29, 1994
Dr. Richard Kay        61,044     *     28,022    *   33,022     *
Ms. Janet Kay           5,000     *      5,000    *       0      *
Dr. Arfon Lloyd Jones   2,000     *      2,000    *       0      *
Dr. Diana Smith         2,000     *      2,000    *       0      *
                      209,537          106,769            0
 ___________________
*Less than 1% of the outstanding Common Stock.
(1)  Assuming all of the Shares owned by each Selling
  Stockholder and offered pursuant to this Prospectus are sold.
(2)  As of December 3, 1997, there were approximately
  20,790,401 shares of Common Stock outstanding.

     None of the Selling Stockholders has had any material relationship with the Company or any of its affiliates within the past three years except as described below.

     Walter Leroy Hill, as Trustee of the Walter L. Hill Revocable Trust u/d/t Dated June 29, 1994 (the "Trust") acquired its Shares in connection with the merger of Rescon Acquisition Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Company, with and into Rescon, Inc., a Virginia corporation ("Rescon") (the "Rescon Merger"), pursuant to an Agreement and Plan of Reorganization and Merger dated February 28, 1997 by and among Rescon, the Trust, Walter L. Hill, Rescon Acquisition Corporation and the Company (the "Merger Agreement"). Pursuant to the terms of a Registration Rights Agreement dated February 28, 1997 by and among the Trust, Mr. Hill and the Company, 69,747 of the 139,493 shares of Common Stock issued to the Trust in connection with the Rescon Merger are being offered hereby. The Company has agreed to register the remaining 69,746 shares of Common Stock issued to the Trust upon the written request of the Trust delivered between February 28, 1998 and February 28, 1999.

     Approximately 13,949 shares of Common Stock issued to the Trust are being held in escrow until the earlier of (i) February 28, 1998 or (ii) the delivery of the audit report relating to the Company's financial statements for the fiscal year ended June 30, 1997. A portion of the Shares held in escrow may be released earlier upon receipt by the Company of certain regulatory determinations as set forth in the Merger Agreement. The Shares held in escrow will be used to satisfy indemnification claims brought by the Company based upon a breach of the representations or warranties of Rescon or the Trust as set forth in the Merger Agreement. Mr. Hill, as Trustee of the Trust, has the sole authority to hold or dispose of, and to vote all securities held by the Trust, including those Shares held in escrow. Mr. Hill was President, Treasurer and a director of Rescon until he resigned from such positions upon the closing of the Rescon Merger. Mr. Hill is currently a Vice President of State and Federal Associates, Inc., a wholly-owned subsidiary of the Company.

     Dr. Richard Kay, Ms. Janet Kay, Dr. Arfon Lloyd Jones and Dr. Diana Smith (the "S-Cubed Stockholders") acquired their Shares in connection with the acquisition by the Company of Sheffield Statistical Services Limited ("Sheffield") and its subsidiary, S-Cubed Clinical Limited ("S-Cubed"), pursuant to Share Purchase Agreements dated February 28, 1997 between the Company, Sheffield, S-Cubed and the S-Cubed Stockholders (the "Share Purchase Agreements"). Pursuant to the Share Purchase Agreements, Sheffield and S-Cubed became direct or indirect wholly-owned subsidiaries of the Company (the "S-Cubed Acquisition"). Pursuant to the terms of Registration Rights Agreements dated February 28, 1997, by and among Dr. and Ms. Kay, Dr. Jones and Dr. Smith and the Company, 37,022 of the 70,044 shares of Common Stock issued in connection with the S-Cubed Acquisition are being offered hereby. The Company has agreed to register the remaining 33,022 shares of Common Stock issued to Dr. and Ms. Kay upon the written request of Dr. and Ms. Kay delivered between February 28, 1998 and February 28, 1999.

     Pursuant to the Share Purchase Agreement between Dr.
and Ms. Kay, the Company and Sheffield, shares of Common
Stock valued at 12,000 pounds sterling as of the closing date of the S-Cubed Acquisition are being held in escrow until February
28, 1998. The Shares held in escrow will be used to satisfy tax liabilities resulting from a breach by Sheffield or Dr.
and Ms. Kay of the Tax Indemnities as set forth in the Share
Purchase Agreement.  Dr. and Ms. Kay were directors of
Sheffield until Ms. Kay resigned from such position upon the closing of the S-Cubed Acquisition. Dr. Kay currently remains a director of Sheffield. Dr. Jones, Dr. Smith and Dr. Kay were directors of S-Cubed until Dr. Kay resigned from such position upon the closing of the S-Cubed
Acquisition. Dr. Jones and Dr. Smith currently remain directors of S-Cubed.

     The Rescon Merger and the S-Cubed Acquisition were accounted for as poolings of interests for financial accounting purposes.

     Each of the Selling Stockholders represented to the Company, in connection with the completion of the Rescon Merger and the S-Cubed Acquisition, that he or she was acquiring the Shares from the Company without any present intention of effecting a distribution of those Shares. In recognition of the fact that the Selling Stockholders may want to be able to sell their shares when they consider appropriate, the Company agreed to file with the Commission a Registration Statement on Form S-3 (the "Registration Statement") (of which this Prospectus is a part) to permit the public sale of the Shares by the Selling Stockholders from time to time and to use its best efforts to keep the Registration Statement effective until the earlier of the sale of all of the Shares pursuant to the Registration Statement or February 28, 1999. The Company will prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep it effective until the earlier of the sale of all Shares pursuant to the registration statement or until February 28, 1999.

     Pursuant to the Registration Rights Agreements by and between the Company and each of the Selling Stockholders (collectively, the Registration Rights Agreements"), the Company has agreed to bear all expenses in connection with the registration and resale of the Shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders). See "Plan of Distribution." The Registration Rights Agreements provide that the Company will indemnify the Selling Stockholders for any losses incurred by them in connection with actions arising from any untrue statement of a material fact in the Registration Statement or any omission of a material fact required to be stated therein, unless such statement or omission was made in reliance upon written information furnished to the Company by the Selling Stockholders. Similarly, the Registration Rights Agreements provide that each Selling Stockholder will indemnify the Company and its officers and directors for any losses incurred by them in connection with any action arising from any untrue statement of material fact in the Registration Statement or any omission of a material fact required to be stated therein, if such statement or omission was made in reliance on written information furnished to the Company by such Selling Stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.